UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2019

YETI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38713	45-5297111
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7601 Southwest Parkway

Austin, Texas 78735

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (512) 394-9384

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	YETI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On December 17, 2019, YETI Holdings, Inc. (the “Company”), certain subsidiaries of the Company, the lenders party thereto and Bank of America, N.A., in its capacity as administrative agent (the “Administrative Agent”), entered into the Second Amendment to Credit Agreement and Amendment to Collateral Agreement (the “Credit Agreement Amendment”), which amends that certain Credit Agreement by and among the Company, the lenders party thereto and the Administrative Agent, dated as of May 19, 2016 (as amended by that certain First Amendment to Credit Agreement, dated as of July 15, 2017 (the “Existing Credit Agreement”) and as further amended by the Credit Agreement Amendment, the “Credit Agreement”).

The Credit Agreement Amendment amended the Existing Credit Agreement to, among other matters:

•                  increase the principal amount of  Term Loan A from approximately $298 million to $300 million;

•                  increase the commitments under the revolving credit facility from $100 million to $150 million;

•                  extend the maturity date of both Term Loan A and the revolving credit facility from May 19, 2021 to December 17, 2024;

•                  revise the leverage ratios and reduce the interest rates spreads and commitment fee payable on the average daily unused amount of the revolving commitment, as follows:

Existing Credit Agreement			Amended Credit Agreement
Total Net Leverage Ratio:	LIBOR Spread	Commitment Fee Rate	Total Net Leverage Ratio:	LIBOR Spread	Commitment Fee Rate
			Category 1: > 2.50 to 1.00	2.75%	0.375%
Category 1: > 2.00 to 1.00	4.00%	0.400%	Category 2: < 2.50 to 1.00 but > 1.75 to 1.00	2.50%	0.300%
Category 2: < 2.00 to 1.00 but > 1.25 to 1.00	3.75%	0.325%	Category 3: < 1.75 to 1.00 but > 1.25 to 1.00	2.25%	0.250%
Category 3: < 1.25 to 1.00	3.50%	0.250%	Category 4: < 1.25 to 1.00 but > 0.75 to 1.00	2.00%	0.200%
			Category 5: < 0.75 to 1.00	1.75%	0.175%

•                  revise the scheduled quarterly principal payments of Term Loan A to 1.25% of the remaining aggregate principal amount of Term Loan A for the first year, and 1.875% for the second year and thereafter until the maturity date. The scheduled quarterly principal payments shall begin on March 31, 2020 and shall be due each June 30, September 30,  December 31, and March 31 thereafter until the maturity date. Previously, the quarterly principal payments were 2.5% of the original aggregate principal amount of Term Loan A until the maturity date.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company and its subsidiaries various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The above disclosure contained in this Item 1.01 does not purport to be a complete description of the Credit Agreement Amendment and is qualified in its entirety by reference to the Credit Agreement Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit
No.	Description
10.1

Second Amendment to Credit Agreement and Amendment to Collateral Agreement, dated as of December 17, 2019, by and among YETI Holdings, Inc., the Subsidiaries of YETI Holdings, Inc., party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YETI Holdings, Inc.

Date: December 18, 2019	By:	/s/ Paul C. Carbone
Paul C. Carbone
Senior Vice President and Chief Financial Officer